CONTACT:	Daniel T. Hendrix
President and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

FD
Eric Boyriven, Bob Joyce
(212) 850-5600

FOR IMMEDIATE RELEASE

INTERFACE REPORTS RECORD SECOND QUARTER 2008 RESULTS

-- Sales up 11.3% --
-- Orders increase to $311.4 million --
-- Continued market share growth through segmentation strategy --

ATLANTA, Georgia, July 23, 2008 – Interface, Inc. (Nasdaq: IFSIA), a worldwide floorcoverings company, today announced results for the second quarter ended June 29, 2008.

Sales for the second quarter of 2008 increased 11.3% to $295.0 million from sales of $265.0 million in the year ago period.  Gross profit margin for the 2008 second quarter grew 90 basis points to 35.7%, versus 34.8% in the second quarter of the previous year.  Operating income for the second quarter of 2008 increased 8.2% to $33.4 million, or 11.3% of sales, compared with operating income of $30.9 million, or 11.7% of sales, in the second quarter of 2007.  Income from continuing operations for the 2008 second quarter was $15.9 million, an increase of 19.2% compared with income from continuing operations of $13.3 million in the second quarter of 2007.  Net income for the 2008 second quarter was $15.9 million, or $0.26 per diluted share.  Last year, second quarter results included a loss from discontinued operations of $12.3 million, or $0.20 per diluted share, which led to net income of $1.0 million, or $0.02 per diluted share.

“Our 2008 second quarter represented Interface’s best second quarter ever in terms of operating income and earnings per share, despite the challenging market and economic environment,” said Daniel T. Hendrix, President and Chief Executive Officer.  “We continued to grow our business and gain market share, as overall sales increased more than 11%, driven by our market segmentation strategy, the ongoing secular shift toward carpet tile, our presence in emerging geographic markets, and a positive currency impact.  These factors more than offset softer sales volumes in the Western Europe and U.S. corporate office markets.  SG&A expenses were up $10.5 million year-over-year, with most of the increase attributable to a $4 million currency impact and $4 million of incremental costs related to our market segmentation strategy in Europe.  We continued to see solid demand for our products, as orders grew 3% to $311 million versus the record level comparison in the second quarter last year and backlog increased 21% from the beginning of the year.  We also added $24 million in cash to the balance sheet during the quarter.”

INTERFACE REPORTS RECORD SECOND QUARTER 2008 RESULTS

Mr. Hendrix continued, “Our modular carpet business continued its excellent performance in the second quarter with year-over-year sales growth of 15%.  Operating income in the modular business grew 12% and reflected increased sales volume, somewhat offset by the investments we are making to achieve the long-term success of our segmentation strategy in Europe.  Bentley Prince Street continued to work through operational issues associated with the ramp up of its carpet tile backing operations as well as rising raw material and energy costs.  Going forward, our focus will be on right-sizing this business to make it more profitable at existing sales levels.  On a positive note, Bentley Prince Street had a strong order backlog going into the third quarter, and the modular component of its business recorded a 23% increase in sales during the second quarter, reaffirming the broader shift we see in the marketplace to modular solutions.  And it has raised prices to offset its cost increases.”

For the first six months of 2008, sales were $556.7 million, compared with $508.5 million for the same period a year ago, an increase of 9.5%.  Operating income for the 2008 six-month period was $64.4 million, versus operating income of $55.2 million for the comparable 2007 six-month period (which included a loss of $1.9 million, or $0.03 per diluted share, on the disposal of its specialty products business). Income from continuing operations was $30.0 million, or $0.48 per diluted share, in the 2008 six-month period, compared with income from continuing operations of $22.4 million, or $0.36 per diluted share, in the same period a year ago.  Net income also was $30.0 million, or $0.48 per diluted share, in the first six months of 2008.  Including results of discontinued operations, net loss for the first six months of 2007 was $39.6 million, or $0.64 per diluted share.

Mr. Hendrix concluded, “Given the broader macroeconomic conditions, we’re largely pleased with our second quarter performance, and notwithstanding the slowing conditions in the Western Europe and U.S. corporate office markets, we’re encouraged by our future prospects.  We believe the ongoing shift in the marketplace to carpet tile, the continued success of our U.S. segmentation strategy, which has allowed us to build a growing presence in markets such as hospitality and education, and our international diversification serve to position us well for future growth.  Our ongoing investments to advance our segmentation strategy in Europe are expected to further reduce our exposure to the corporate office market and open additional growth opportunities in that region.  And, we’re moving forward with plans to expand our global presence by building a carpet tile plant in China.  We believe we have the right strategy in place, and are confident in our business as we enter the second half of 2008.”

INTERFACE REPORTS RECORD SECOND QUARTER 2008 RESULTS

The Company will host a conference call tomorrow, July 24, 2008, at 9:00 a.m. Eastern Time, to discuss its second quarter 2008 results.  The conference call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112931&eventID=1896394 or through the Company’s website at http://www.interfaceinc.com/results/investor/.  The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Interface, Inc. is the world’s largest manufacturer of modular carpet, which it markets under the InterfaceFLOR, FLOR, Heuga and Bentley Prince Street brands, and, through its Bentley Prince Street brand, enjoys a leading position in the designer quality segment of the broadloom carpet market.  The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers,” “Unanticipated termination or interruption of any of our arrangements with our primary third-party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness, which could have important negative consequences to us,” “The market price of our common stock has been volatile and the value of your investment may decline,” “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets,” “Our Chairman, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

INTERFACE REPORTS RECORD SECOND QUARTER 2008 RESULTS

Consolidated Condensed Statements of Operations	Three Months Ended		Six Months Ended
(In thousands, except per share data)	06/29/08	07/01/07	06/29/08	07/01/07

Net Sales	$295,005	$264,962	$556,741	$508,454
Cost of Sales	189,712	172,737	357,182	333,001
Gross Profit	105,293	92,225	199,559	175,453
Selling, General & Administrative Expenses	71,857	61,332	135,152	118,379
Loss on Disposal – Specialty Products	--	--	--	1,873
Operating Income	33,436	30,893	64,407	55,201
Interest Expense	8,108	9,161	15,936	18,281
Other Expense, Net	248	612	611	1,035
Income Before Taxes	25,080	21,120	47,860	35,885
Income Tax Expense	9,204	7,797	17,862	13,493
Income from Continuing Operations	15,876	13,323	29,998	22,392
Discontinued Operations, Net of Tax	--	(12,325)	--	(62,010)
Net Income (Loss)	$15,876	$998	$29,998	$(39,618)

Earnings (Loss) Per Share - Basic
Continuing Operations	$0.26	$0.22	$0.49	$0.37
Discontinued Operations	--	(0.20)	--	(1.03)
Earnings (Loss) Per Share – Basic	$0.26	$0.02	$0.49	$(0.66)

Earnings (Loss) Per Share – Diluted
Continuing Operations	$0.26	$0.22	$0.48	$0.36
Discontinued Operations	--	(0.20)	--	(1.00)
Earnings (Loss) Per Share – Diluted	$0.26	$0.02	$0.48	$(0.64)

Common Shares Outstanding – Basic	61,523	60,322	61,425	60,210
Common Shares Outstanding – Diluted	62,065	61,571	62,098	61,435

Orders from Continuing Operations*	311,400	302,000	593,800	556,600
Continuing Operations Backlog (as of 06/29/08 and 07/01/07, respectively)*			154,400	148,200

________________

* Orders from Continuing Operations and Continuing Operations Backlog exclude all activity related to the Fabrics Group business segment, which was sold in the third quarter of 2007.

INTERFACE REPORTS RECORD SECOND QUARTER 2008 RESULTS

Consolidated Condensed Balance Sheets
(In thousands)	06/29/08	12/30/07
Assets
Cash	$83,616	$82,375
Accounts Receivable	175,263	178,625
Inventory	152,039	125,789
Other Current Assets	29,618	24,848
Assets of Businesses Held for Sale	4,566	4,792
Total Current Assets	445,102	416,429
Property, Plant & Equipment	170,618	161,874
Other Assets	263,610	256,929
Total Assets	$879,330	$835,232

Liabilities
Accounts Payable	$64,531	$57,243
Accrued Liabilities	117,049	120,388
Current Portion of Long-Term Debt	--	--
Liabilities of Businesses Held for Sale	44	220
Total Current Liabilities	181,624	177,851
Long-Term Debt	--	--
Senior and Senior Subordinated Notes	310,000	310,000
Other Long-Term Liabilities	53,139	53,239
Total Liabilities	544,763	541,090
Shareholders’ Equity	334,567	294,142
Total Liabilities and Shareholders’ Equity	$879,330	$835,232

Consolidated Condensed Statements of Cash Flows	Three Months Ended				Six Months Ended
(In millions)	06/29/08		07/01/07		06/29/08		07/01/07

Net Income (Loss)		$15.9		$1.0		$30.0		$(39.6)
Adjustments for Discontinued Operations		--		12.3		--		62.0
Net Income from Continuing Operations		$15.9		$13.3		$30.0		$22.4
Depreciation and Amortization		5.5		5.6		12.0		12.0
Deferred Income Taxes and Other Non-Cash Items		1.7		0.0		3.1		0.0
Change in Working Capital
Accounts Receivable	(14.1)		(8.7)		7.1		(8.0)
Inventories	(2.3)		(1.3)		(23.3)		(16.1)
Prepaids	(2.0)		1.6		(3.7)		1.7
Accounts Payable and Accrued Expenses	29.3		25.5		(4.0)		8.3
Cash Provided from Continuing Operations		34.0		36.0		21.2		20.3
Cash Provided from (Used in) Operating Activities of Discontinued Operations		--		(1.7)		--		3.2
Cash Provided from Operating Activities		34.0		34.3		21.2		23.5
Cash Provided from (Used in) Investing Activities		(8.3)		(12.9)		(18.5)		(31.1)
Cash Provided from (Used in) Financing Activities		(1.7)		2.2		(2.8)		(13.3)
Effect of Exchange Rate Changes on Cash		0.4		0.7		1.4		1.1
Net Increase (Decrease) in Cash		$24.4		$24.3		$1.3		$(19.8)

INTERFACE REPORTS RECORD SECOND QUARTER 2008 RESULTS

Consolidated Condensed Segment Reporting
(In millions)
	Three Months Ended			Six Months Ended
	06/29/08	07/01/07	% Change	06/29/08	07/01/07	% Change
Net Sales
Modular Carpet	$259.3	$225.6	14.9%	$485.4	$430.8	12.7%
Bentley Prince Street	35.7	39.4	(9.4%)	71.3	75.5	(5.6%)
Specialty Products	--	--	--	--	2.2	*
Total	$295.0	$265.0	11.3%	$556.7	$508.5	9.5%

Operating Income (Loss)
Modular Carpet	$35.3	$31.6	11.7%	$66.2	$58.4	13.4%
Bentley Prince Street	0.2	2.0	(90.0%)	1.8	3.0	(40.0%)
Specialty Products	--	--	--	--	(1.8)	*
Corporate Expenses and Eliminations	(2.1)	(2.7)	22.2%	(3.6)	(4.4)	18.2%
Total	$33.4	$30.9	8.2%	$64.4	$55.2	16.7%

* Not meaningful

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